Table of Contents

As filed with the Securities and Exchange Commission on July 29, 2022.

Registration No. [333-           ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Odyssey Health, Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	47-1022125 (I.R.S. Employer Identification Number)

2300 West Sahara Avenue, Suite 800 - #4012
Las Vegas, Nevada 89102
(702) 780-6559
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Please send copies of all communications to:

Joseph Michael Redmond
President and Chief Executive Officer

Odyssey Health, Inc.
2300 West Sahara Avenue

Suite 800 - #4012

Las Vegas, NV 89102

(702) 780-6559

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joshua D. Brinen

Brinen & Associates, LLC

90 Broad Street, Tenth Floor

New York, New York 10004

(212) 330-8151

Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED [    ]

PROSPECTUS

6,696,313 Shares

Common Stock

This prospectus relates to the resale of shares of our Common stock, par value $0.001 per share (the “Common Stock”), of an aggregate of 6,696,313 Common Stock Shares sold pursuant to the private investment in public entity dated July 29, 2022, of 4,058,372 Units consisting of one (1) 4,058,372 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” or “Shares”) and (2) one-half of an accompanying warrant (the “Investor Warrants”) to purchase 2,029,186 Common Stock Shares, at a combined purchase price per Unit of $0.35 (the “Offering”) and warrants issued to Laidlaw & Company (UK), Ltd. (“Laidlaw”) as introducing broker of 608,755 at a purchase price of $0.35 per share, for a total of 6,696,313 shares of the Company’s common stock (a) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder; and (b) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

The amount of shares of Common Stock which may be sold and converted pursuant to this Prospectus would constitute 8.6% of the Company’s issued and outstanding Common Stock as of July 29, 2022, (6,696,313 divided by current outstanding of 77,860,563 plus 2,637,941 for a total of 80,498,504), and assuming that all 2,637,941 warrants to purchase Common Stock are converted into Common Stock.

Our Common Stock is subject to quotation the OTC Markets Pink under the symbol “ODYY.” On July 28, 2022, the last reported sales price for our Common Stock was $0.1775 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive proceeds from the sale of shares of our Common Stock in the open market or negotiated prices by the Selling Stockholders. The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Stockholders may sell their shares of Common Stock in the section titled “Plan of Distribution” on page 25. We will pay for all expenses of this Offering, except that the Selling Stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

The prices at which Selling Stockholders may sell the shares of Common Stock in this Offering will be determined by the prevailing market prices for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as going concern.

An investment in our Common Stock involves a high degree of risk. You should purchase our Common Stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 9 where we describe specific risks associated with an investment in these securities before you make your investment decision.

Prior to this Offering, there has been a limited market for our securities. While our Common Stock is quoted on OTC Markets PINK, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2022

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We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

Unless the context otherwise requires, the terms “Odyssey,” “we,” “us” and “our” in this prospectus refer to Odyssey Health, Inc., and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the selling stockholders authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties and that are intended to be covered by the “safe harbor” created by those sections. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results and outcomes to differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “hope,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” and “continue,” or other comparable terms (including their use in the negative), or by discussions of future matters. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements include but are not limited to statements under the captions “Prospectus Summary—The Company,” “Risk Factors,” “Use of Proceeds” and in other sections included in this prospectus or incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or any documents incorporated by reference herein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Odyssey Health, Inc. is a medical company focused on developing life enhancing medical solutions. Odyssey's corporate mission is to create, acquire and commercialize distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity.

Our business model is to develop or acquire unique medical related products, engage third parties to assist in the development and manufacturing of such products and then distribute the products through various distribution channels, including third parties. We are developing potentially life-saving technologies: the CardioMap® heart monitoring and screening device; the Save A Life choking rescue device; PRV-001 and PRV-002 which are unique neurosteroid drug compounds intended to treat concussions and rare brain disorders. To date, none of our product candidates has received regulatory clearance or approval for commercial sale.

We intend to license, improve and/or develop our products and identify and select distribution channels. We intend to establish agreements with distributors to get products to market quickly as well as to undertake and engage in our own direct marketing efforts. We will determine the most effective method of distribution for each unique product that we include in our portfolio.

We will apply for trademarks and patents as we develop proprietary products.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this S-1, including our Annual Report on Form 10-K for the year ended July 31, 2021 filed on October 29, 2021 and our Quarterly Reports on Form 10-Q for the periods ended October 31, 2021, January 31, 2022 and April 30, 2022. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

Corporate Information

Odyssey Health, Inc. (formerly Odyssey Group International, Inc.) was formed as a Nevada Corporation on March 19, 2014. Our principal executive offices are located at 2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102. The registration statement effectuating our initial public offering became effective July 30, 2015.

Our Common Stock is traded on the OTC Markets PINK Market under the symbol “ODYY” and there is currently 24,449,729 in public float for our Common Stock.

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THE OFFERING

Common Stock Being Offered by the Selling Stockholders	6,696,313 shares of common stock, consisting of:

•	4,058,372 shares of Common Stock issued to the Selling Stockholders upon the execution of the subscription agreements at thirty cents ($0.35) per share.

•	2,029,186 shares of Common Stock underlying the warrants issued under the subscription agreement at seventy cents ($0.70) per share. The Investor Warrants have a term of five (5) years. The Share and Investor Warrant comprising each Unit are immediately separable and will be issued separately.

•	608,755 shares of Common Stock underlying the warrants issued to Laidlaw, at thirty-five cents ($0.35) per share. The Laidlaw Warrants have a term of five (5) years and have a cashless exercise component.

Common Stock Outstanding Before the Offering	77,860,563 shares (as of July 29, 2022) (including the 4,058,372 shares already issued to the Selling Stockholders)

Common Stock Outstanding After the Offering	80,498,504 shares (including the 2,029,186 shares of Common Stock underlying the warrants issued under the subscription agreement and 608,755 shares of Common Stock underlying the warrants issued to Laidlaw).

Use of proceeds	We expect to receive net proceeds, after deducting the Cash Fee, Expense Fee and estimated offering expenses, of approximately $1,223,387. Any proceeds received are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative and research and development expenses. Accordingly, some of such proceeds may be used from time to time to pay officer and director compensation. We may also use net proceeds of this Offering to repay up to $1.8 million of indebtedness with near-term maturities, including up to approximately $130,000 in promissory notes held by officers or directors of the Company.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

OTC Markets PINK Trading Symbol	“ODYY”

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RISK FACTORS

An investment in the Units is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below as well as other information contained in this Memorandum, including the risks described in our most recent Annual Report on Form 10-K for the year ended July 31, 2021 (the “Latest 10-K”), attached hereto as Schedule I and in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021 (the “Latest 10-Q”), attached hereto as Schedule II, each of which is incorporated herein by reference, together with all of the other information appearing in, included or incorporated by reference into this Memorandum, in light of your particular investment objectives and financial circumstances. If the Offering is ongoing at the time our Form 10-K for the year ended July 31, 2022 (the “Next 10-K”), we intend to supplement this Memorandum by sending Investors a supplement to the Memorandum including the Next 10-K, labeled Schedule II-B, which will then be incorporated by reference and treated as a schedule hereunder in all respects. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occur, our business, financial condition or results of operations could suffer. Prospective Investors in our Securities should consider the following risks and the risks incorporated by reference into this Memorandum before deciding whether to invest in the Securities.

Risks Related to This Offering

The sale or issuance of our Common Stock to the Selling Stockholders may cause dilution and the sale of the shares of Common Stock acquired by the Selling Stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

On April 14, 2022 and May 3, 2022, we entered into the subscription agreements with the Selling Stockholders and on those dates we sold 6,696,313 share of Common Stock, for a total purchase price of $1,420,430, consisting of: (a) 4,058,372 shares of Common Stock issued to the Selling Stockholders upon the execution of the subscription agreements at thirty cents ($0.35) per share, (b) 2,029,186 shares of Common Stock underlying the warrants issued under the subscription agreement at seventy cents ($0.70) per share, and (c) 608,755 shares of Common Stock underlying the warrants issued to Laidlaw, at thirty-five cents ($0.35) per share. The Private Placement Memorandum remained open until May 31, 2022, when the agreement with Laidlaw & Company (UK) Ltd expired. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital or to acquire additional assets and/or intellectual property, we may in the future offer additional shares of our Common Stock, warrants or other securities convertible into or exchangeable for our Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share that you may pay for the shares of our Common Stock offered hereby. The price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share that you may pay for the shares of our Common Stock. Furthermore, sales of a substantial number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” The net proceeds from the sale of the Securities are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation. We may also use net proceeds of this Offering to repay up to $1.8 million of indebtedness with near-term maturities, including up to approximately $130,000 in promissory notes held by officers or directors of the Company. We have not allocated specific amounts of the net proceeds for any of the foregoing purposes. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

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Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing or deterring a change of control.

Our Common Stock ownership is highly concentrated. Through ownership of shares of our Common Stock, three stockholders of record collectively own beneficially more than 38% of our total outstanding shares of Common Stock. As a result of this concentrated ownership of our Common Stock, our three stockholders may be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It also could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and it may affect the market price of our Common Stock.

The reverse split of our Common Stock could decrease our total market capitalization and increase, and may continue to increase, the volatility of our stock price. The reverse split was approved by the Stockholders and subsequently approved by the Board of Directors. The Board of Directors has discretion to accomplish the reverse at any time and subject to the limits set forth by the Stockholders.

At our 2021 annual stockholder meeting, which was held on September 14, 2021, the stockholders approved the proposal that granted the Board discretionary authority to amend our Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, par value $0.001 per share, such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than two shares and not more than 30 shares, into one share of Common Stock. The Board of Directors was required to approve such a split at any time prior to January 31, 2022. The Board of Directors approved the reverse split and retained discretion on the timing and implementation of the reverse split. The amendments will not change the number of authorized shares of Common Stock or Preferred Stock or the relative voting power of our stockholders.

There can be no assurance that the total market capitalization of our Common Stock after the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of our Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split. Furthermore, a decline in the market price of our Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following such a reverse stock split.

The reverse stock split could increase our authorized but unissued shares of Common Stock, which could negatively impact a potential investor. Because the number of authorized shares of our Common Stock will not be reduced proportionately, the reverse stock split could increase the Board’s ability to issue authorized and unissued shares without further stockholder action. The issuance of additional shares of Common Stock or securities convertible into Common Stock may have a dilutive effect on earnings per share and relative voting power and may cause a decline in the trading price of the Common Stock. We could use the shares that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

The Reverse Stock Split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that are outstanding following the Reverse Stock Split. In addition, the Reverse Stock Split would have increased the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

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Trading of our Common Stock could be sporadic, and the price of our Common Stock may be volatile; we caution you as to the highly illiquid nature of an investment in our shares.

Our Common Stock is listed on the OTC PINK. Securities of microcap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the companies’ financial performance or prospects. We believe that trading in our stock has been and will likely continue to be subject to significant volatility. During the 12-month period prior to the date of this Memorandum our Common Stock traded as high as $1.59 per share and as low as $0.11 per share. There has been relatively limited trading volume in the market for our Common Stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our Common Stock may adversely affect a stockholder’s ability to sell its shares of Common Stock at the time it wishes to sell them or at a price that it considers acceptable.

Factors affecting the trading of our Common Stock include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Factors unrelated to our performance that may affect the price of our Common Stock include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow us, a reduction in trading volume and general market interest in our Common Stock may affect an investor’s ability to trade significant numbers of shares of our Common Stock; and the size of our public float may limit the ability of some institutions to invest in our Common Stock. As a result of any of these factors, the market price of our Common Stock at any given point in time may not accurately reflect our long-term value. The price of our common shares may increase or decrease in response to a number of events and factors, including: changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our Common Stock. These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance.

The market price of our Common Stock is affected by many other variables which are not directly related to our success and are, therefore, not within our control. These include other developments that affect the breadth of the public market for shares of our Common Stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of our Common Stock is expected to make our Common Stock price volatile in the future, which may result in losses to investors.

Your ownership will be diluted by future issuances of capital stock.

Our business strategy requires us to raise additional equity capital through the sale of Common Stock or preferred stock. Your percentage of ownership will become diluted as we issue new shares of stock. Stockholders have no rights to buy additional shares of stock in the event we issue new shares of stock, known as preemptive rights. We may issue Common Stock, convertible debt or Common Stock pursuant to a public offering or a private placement, upon exercise of warrants or options, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Investors purchasing Common Stock in this Offering who do not participate in any future stock issues will experience dilution in the percentage of the issued and outstanding stock they own.

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USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering. We have received $1,420,430 gross proceeds from the Selling Stockholders in the purchase of the Common Stock and warrants upon the execution of the subscription agreements. We expect to receive net proceeds, after deducting the Cash Fee, Expense Fee and estimated offering expenses, of approximately $1,223,387. Any proceeds received are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative and research and development expenses. Accordingly, some of such proceeds may be used from time to time to pay officer and director compensation. We may also use net proceeds of this Offering to repay up to $1.8 million of indebtedness with near-term maturities, including up to approximately $130,000 in promissory notes held by officers or directors of the Company.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our Common Stock is traded on the OTC Markets PINK Market under the symbol “ODYY.” The last reported sale price of our Common Stock on July 28, 2022 on the OTC Markets PINK Market was $0.1775 per share. As of July 29, 2022, there were 182 holders of record of our Common Stock.

We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this filing:

Name	Age	Position	Current Term Expires
Executive Officers:
Joseph Michael Redmond	61	CEO, President and Director	2023 (4)
Christine M. Farrell	62	CFO	2023 (4)

Directors:
Jerome H. Casey	63	Director (2)(3)	2022 (5)
Jeffrey X. Conroy	56	Director (1)(2)(3)	2022 (5)
John P. Gandolfo	61	Director (1)(3)	2022 (5)
Ricky Richardson	60	Director (1)(2)	2022 (5)

(1) Member of the Compensation Committee

(2) Member of the Corporate Governance and Nominating Committee

(3) Member of the Audit Committee

(4) Members serve for three years

(5) Members serve for one year

Executive Officers and Director

Joseph Michael Redmond has served as our Chief Executive Officer, President and Chairman of the Board since 2017. Mr. Redmond has over 30 years commercial experience in medical device companies. Prior to joining Odyssey, Mr. Redmond served as CEO of Parallax Health Sciences, Inc., a healthcare related company, from 2010 to 2017 where he acquired two businesses and three different patented technologies. Prior to this, Mr. Redmond was V.P. of Business Development for DxTech, Inc., a start-up company developing a unique point of care diagnostic testing platform, from 2007 to 2009 when the company was sold. Prior to this, Mr. Redmond served as the V.P. of Sales and Marketing for Bioject Medical Technologies, Inc. (“Bioject”), a medical device company specializing in unique drug delivery technologies, from 1996 to 2007. While at Bioject, Mr. Redmond helped raise over $15 million in capital, entered into several licensing and distribution deals with major biotech and pharmaceutical companies and grew the market cap of the company from under $10 million to over $400 million. Prior to this, Mr. Redmond held various sales and marketing positions at Abbott Laboratories a multi-billion dollar healthcare company and helped start KMC Systems Inc., now a leading private label developer and manufacturer of medical devices and instrumentation. Mr. Redmond was in charge of Sales and Marketing and grew the company from start-up to over $50 million in revenue. Mr. Redmond has a B.A. degree from Denison University.

We believe that Mr. Redmond possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the life science, therapeutics and medical device industries, while working with and managing companies within the industries. As a board member his knowledge about product strategies and marketing will assist the Company in developing businesses. Mr. Redmond has management experience in multiple publicly traded companies.

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Christine M. Farrell joined Odyssey April 2019 as a financial consultant serving as our Controller and Secretary and became Chief Financial Officer and Secretary in January 2021. From 2014 to April 2019, Ms. Farrell worked as an independent contractor working with small companies providing financial management. From February 1997 to 2014, Ms. Farrell was Vice President of Finance for Bioject Medical Technologies Inc., a medical device company specializing in unique drug delivery technologies. Prior to joining Bioject, Ms. Farrell held accounting and financial management positions with Spar-Tek Industries, a manufacturer of high quality and cutting-edge technology for the plywood industry, and Action Machinery, a seller of new and used robotic machine tools and equipment. Ms. Farrell holds a B.A. degree in Accounting from the University of Washington and an M.B.A. from Willamette University in Salem, Oregon.

We believe that Ms. Farrell possesses specific attributes that qualify Ms. Farrell to serve as Chief Financial Officer, including experience in the medical device industry and management experience in a publicly traded company.

Directors

Jerome H. Casey has been a Director since September 2019. Mr. Casey has been a leader in the life science industry for over 30 years. Mr. Casey served as a senior executive at Genzyme Corporation, a biotechnology company, from 1989 to 2011. Mr. Casey was the driver behind Genzyme’s commercial success in the diagnostics arena, building a $175 million business which Genzyme sold to Japan-based Sekisui Chemical in 2011. Mr. Casey then became the President and COO of the new entity, Sekisui Diagnostics, LLC, until the end of 2014. While President and COO, Mr. Casey established the strategic direction for the company; led the global organization, including the commercial, operations, research and development, finance, human resources, and legal functions; and achieved the annual and long-term financial objectives of the business. Since 2015, Mr. Casey has been actively involved in several life sciences ventures, both as an advisor and an investor, while serving on multiple Boards. Mr. Casey holds an M.B.A. degree in Finance and a B.A. degree in Political Science from the University of Connecticut. Mr. Casey provides the Board with valuable insights into the life sciences industry as well as expertise in the commercialization of products. Mr. Casey has management experience in a publicly traded company.

We believe that Mr. Casey possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the diagnostics and pharmaceutical industries, as well as his management experience. Mr. Casey has management experience in a publicly traded company.

Jeffrey Conroy has been a Director since August 2019. Mr. Conroy is an operating and business development executive with over 30 years in the life science industry across therapeutics and medical devices. Mr. Conroy has served as the Chairman and CEO of Embody, a DARPA-funded medical device company developing regenerative implants for tendon and ligament repair, from July 2015 to present. From 2012 to 2019, he served as the Head of Corporate Development for Especificos Stendhal S.A. de C.V., a Latin American specialty pharmaceutical company. Mr. Conroy is also currently the Managing Director of Windward Investments, where he structures licensing partnerships for life science companies. Mr. Conroy is an independent director of Cingulate Therapeutics, a CNS company developing ADHD therapeutics. Mr. Conroy holds a B.S. degree in Business Administration from Providence College.

We believe that Mr. Conroy possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the specialty pharmaceutical, therapeutic and medical device industries, as well as his global business development experience.  Mr. Conroy has management experience in a publicly traded company.

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John P. Gandolfo has been a Director since October 2019. Mr. Gandolfo has approximately 33 years of experience as a Chief Financial Officer (“CFO”) of multiple rapidly growing private and publicly held companies with a primary focus in the life sciences, healthcare and medical device areas. Mr. Gandolfo has had direct responsibility over capital raising, including five public offerings, financial management, mergers and acquisition transactions and SEC reporting throughout his professional career. Mr. Gandolfo serves as CFO of Eyenovia, Inc., a late-stage ophthalmic biopharmaceutical company, from January 2018 to present. Prior to this, Mr. Gandolfo was CFO of Xtant Medical Holdings, Inc., a biologics company, from July 2010 through September 2017. Prior to this, he served as the CFO for Progenitor Cell Therapy LLC from January 2009 to June 2010 and, before that, as CFO of Power Medical Interventions, Inc. from January 2007 to January 2009. Mr. Gandolfo was the CFO of Bioject Medical Technologies, Inc. prior to this. He was also the CFO of Capital Access Network, Inc., from 2000 through September 2001, and Xceed, Inc. from 1999 to 2000. From 1994 to 1999, Mr. Gandolfo was CFO and COO of Impath, Inc. From 1987 through 1994, he was CFO of Medical Resources, Inc. Mr. Gandolfo received his B.A. degree in Business Administration from Rutgers University. Mr. Gandolfo is currently a member of the Board of Directors of Electrocore, Inc. and sits on their audit committee.

We believe that Mr. Gandolfo possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the life sciences, healthcare and medical device industries. As a board member, his knowledge as a CFO brings financial expertise to the Company. Mr. Gandolfo has management experience in a publicly traded company.

Ricky W. Richardson has been a Director since May 2021. Mr. Richardson has over 30 years of experience as a global operations and quality leader. He possesses strong operations and quality experience that includes change management, multi-plant operations, financial acumen, supply chain/vendor management, strategic business development, start-up planning and execution, new product introductions and lean deployment. From November 2020 to present, Mr. Richardson has served as the Vice President of Quality and Continuous Improvement for Advanced Drainage Systems, which is an industry leader in the design and manufacturing of products supporting water management solutions. From September 2011 to October 2020, Mr. Richardson held positions at Danaher Corporation, a multi-billion dollar global manufacturer of Diagnostic, Life Sciences, Product Identification, Water Quality and Environmental/Applied Solutions products and services. His most recent positions included Corporate Director of Danaher Business Systems “DBS” Integration Regulatory Affairs and Compliance and Corporate Director, of DBS Operations and Lean. From February 2008 to July 2011, Mr. Richardson was Director of Operations, Continuous Improvement for Stryker Orthopaedics, a multi-billion dollar global manufacturer of Orthopaedics. Prior to this, Mr. Richardson held various positions at Bioject Medical Technologies, Inc., Baxter Healthcare and Texas Instruments. From 1984 to 1987 he was a Lieutenant, Field Artillery, with the U.S. Army. He holds a B.S. degree in Engineering from the U.S. Military Academy, West Point, NY.

We believe that Mr. Richardson possesses specific attributes that qualify Mr. Richardson to serve on the board of directors, including Mr. Richardson’s extensive experience in the life sciences and medical device industries, as well as Mr. Richardson’s management experience. Mr. Richardson has management experience in a publicly traded company.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. It may be obtained free of charge by writing to Odyssey Health, Inc. Attn: Chief Executive Officer, 2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102.

Board of Directors

Our board of directors currently consists of five members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and five directors are currently authorized. In the fiscal year ended July 31, 2021, the board held nine board meetings and four audit committee meetings, two corporate governance and nominating committee meetings and one compensation committee meeting. All directors attended at least 75% of the board meeting and committee meetings for which they were a member.

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Director Independence

Under the rules of the national securities exchanges, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent as well. Under the same rules, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, stockholder or officer of an organization that has a relationship with that company. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues. Based on these standards, we have determined that our director is not an independent director.

Our board of directors has determined Messrs. Casey, Conroy, Gandolfo and Richardson are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

In addition, following the effectiveness of the registration statement of which this report is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

Committees of our Board of Directors

In October 2019, the Board of Directors of the Company established audit, nominating and corporate governance and compensation committees. Our Board of Directors currently consists of five members, four of whom are considered independent.

Audit Committee. We established an audit committee, which consists of three independent directors. The audit committee's duties are to recommend to the Company's board of directors, the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee is composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Mr. Gandolfo is the Audit Chair and qualifies as a financial expert as defined by SEC rules and Directors Casey and Conroy serve as members. During fiscal 2021 there were four audit committee meetings and all members were in attendance.

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Compensation Committee. We established a compensation committee, which consists of three independent directors. The compensation committee responsible for determining executive and director compensation. In considering and determining executive and director compensation, our compensation committee will be responsible for reviewing compensation that is paid by other similar public companies to its officers and will take that into consideration in determining the compensation to be paid to the Company’s officers. The compensation committee determines and approves any non-cash compensation to any employee. We have not and do not intend to engage consultants in determining or recommending the compensation to our officers or employees. Mr. Conroy is the Compensation Committee Chair and Directors Gandolfo and Richardson serve as members. During fiscal 2021 there were two committee meetings and all members were in attendance.

Corporate Governance and Nominating Committee. We established a corporate governance and nominating committee, which consists of three independent directors. The corporate governance and nominating committee is a committee of the Company established to support the board of directors in fulfilling its fiduciary duties to appoint the best-qualified candidates for the board of directors, board president-elect and CEO positions. Mr. Casey is the Corporate Governance and Nominating Committee Chair and Directors Conroy and Richardson serve as members. During fiscal 2021 there were two committee meetings and all members were in attendance.

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and Controller.

Name and Principal Position	Year	Salary ($)		Bonus		Stock Awards ($)		All Other Compensation		Total ($)
Joseph Michael Redmond	2021	$324,740		$–		$593,000	(1)	$–		$917,740
President, Chief Executive Officer and Chairman	2020	161,538	(2)	–		–		–		161,538
Christine M. Farrell	2021	170,643	(3)	–		180,000	(4)	4,718	(5)	355,361
Chief Financial Officer and Secretary	2020	15,000		–		448,000	(5)	–		463,000
Dr. Jacob Vanlandingham	2021	92,839		20,000	(6)	1,180,000	(7)	–		1,292,839
Vice President of Drug Development	2020	–		–		–		–		–

(1)	In January 2021, we issued RSUs covering 3,000,000 shares of our common stock, with a value of $540,000, which vest equally over 36 months. The shares will be delivered in satisfaction of the vested portion of this award upon the earlier of Mr. Redmond’s cessation of service or a corporate transaction. This amount reflects the grant date fair value of the stock award computed in accordance with FASB ASC Topic 718. See Note 2 Summary of Significant Accounting Policies, of Notes to Financial Statements, for the assumptions used in the valuation. In July 2021, Mr. Redmond received 5.3 million shares of common stock to replace the unissued shares per his November 28, 2018 amended employment agreement. The Company recognized $53,000 of compensation expense related to the 5.3 million shares granted, with a fair value of $0.01 per share, for the year ended July 31, 2021.
(2)	As of July 31, 2021, Mr. Redmond had accrued salary of $183,846. All accrued salary will be paid either in cash or stock, at a future date.
(3)	Prior to becoming our Chief Financial Officer on January 1, 2021, Ms. Farrell served as our Controller on a consultant basis and this amount includes $55,000 of consulting fees.
(4)	In January 2021, we issued RSUs covering 1,000,000 shares of our common stock, with a value of $180,000, which vest equally over 36 months. The shares will be delivered in satisfaction of the vested portion of this award upon the earlier of Ms. Farrell’s cessation of service or a corporate transaction. This amount reflects the grant date fair value of the stock award computed in accordance with FASB ASC Topic 718. See Note 2 Summary of Significant Accounting Policies, of Notes to Financial Statements, for the assumptions used in the valuation.
(5)	Includes health insurance premiums paid.
(6)	Dr. Vanlandingham received a signing bonus upon becoming an employee on March 1, 2021.
(7)	Dr. Vanlandingham received an option for 1,000,000 shares of common stock at an exercise price of $1.18 per share. See Note 2 Summary of Significant Accounting Policies and Note 7 Stock-Based Awards, of Notes to Financial Statements, for the assumptions used in the valuation.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs as of July 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unearned Unexercised Options (#) Exercisable	Number of Securities Underlying Unearned Exercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph Michael Redmond	1/1/2021	–	–	$–	–	2,416,667	(1)	$435,000
Christine M. Farrell	1/1/2021	–	–	–	–	805,555	(2)	145,000
Jacob Vanlandingham Ph.D.(3)	3/1/2021	250,000	750,000	1.18	3/1/2024	–		–

(1)	Mr. Redmond was granted 3,000,000 RSUs which vests equally over 36 months.
(2)	Ms. Farrell was granted 1,000,000 RSUs which vests equally over 36 months.
(3)	As part of his employment agreement, Dr. Vanlandingham was granted 1,000,000 options at an exercise price of $1.18 per share and vesting as follows: 250,000 shares vest on signing of closing documents, 250,000 shares vest on Phase 1A first dosing of human, 250,000 shares vest on Phase 1B first dosing of human; and 250,000 shares vest upon our being accepted on NASDAQ.

Options Exercises and Stock Vested

The following table provides information about options exercised and stock awards vested for the NEOs during fiscal 2021.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Joseph Michael Redmond	–	$–	583,333	$105,000
Christine M. Farrell	–	–	194,444	35,000

(1) The value realized on vesting was determined based on the fair value of our common stock when the shares vested.

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Pension Benefits

We currently do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We currently do not maintain any nonqualified deferred compensation plan or arrangement under which our named executive officers are entitled to participate.

Employee Benefit Plans

We currently do not maintain any employee benefit plan of any kind for our employees.

Summary Director Compensation Table

Director Compensation Table

The following table shows information regarding the compensation earned or paid during fiscal 2021 to non-employee directors who served on the board of directors during the year:

Name	Stock Awards ($)(1)	Total ($)

Jerome H. Casey	$–	$–
Jeffrey Conroy23	–	–
John P. Gandolfo	–	–
Ricky W. Richardson	365,000	365,000

(1)	The vesting of Mr. Richardson’s 500,000 share RSU grant is as follows: 200,000 shares vested May 6, 2021, 200,000 vest on May 6, 2022 and 100,000 shares vest on May 6, 2023, subject to Mr. Richardson’s continuous service on our Board of Directors through the applicable vesting dates. If not forfeited, vesting of the RSUs will be accelerated and will vest in full immediately upon the closing of a Corporate Transaction, provided that Mr. Richardson provides Continuous Service through the date such Corporate Transaction is closed. Vested RSUs will be settled by delivering a number of shares equal to the number of vested RSUs on the earlier of the date on which Mr. Richardson’s Continuous Service ends, or the closing of a Corporate Transaction.

Narrative Disclosure to Summary Director Compensation Table

At this time, members of our board of directors are not entitled to cash compensation for service on our board of directors, nor on any other committee thereof. They receive restricted stock units upon becoming a director that vest over a two-year period. In addition, they may be reimbursed for certain expenses in connection with attendance at meetings of our board of directors and committees thereof.

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Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

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DETERMINATION OF OFFERING PRICE

In determining the offering price of the shares pursuant to the Private Placement Memorandum, we considered several factors including the following:

•	prevailing market conditions, including the history and prospects for the industry in which we compete;

•	our future prospects; and

•	our capital structures.

Therefore, the offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock.

DILUTION

The sale of our common stock to the Selling Stockholders in accordance with the Private Placement Memorandum will have a dilutive impact on our Stockholders. As a result, our net loss per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our rights under the Investment Agreement, the more shares of our common stock we will have to issue to the Selling Stockholders. If our stock price decreases during the pricing period, then our existing Stockholders would experience greater dilution.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Stock Prices and Dividends

Our stock trades on the OTC Markets under the symbol “ODYY.” The following table sets forth the bid prices quoted for our common stock during each quarter, as reported by the OTC Pink in the last two fiscal years. The following quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended July 31, 2021
Fourth Quarter	$0.89	$0.50
Third Quarter	2.00	0.30
Second Quarter	0.49	0.11
First Quarter	0.56	0.25

Fiscal Year Ended July 31, 2020
Fourth Quarter	$3.50	$0.37
Third Quarter	8.00	0.75
Second Quarter	2.06	1.35
First Quarter	1.35	1.35

As of July 29, 2022 there were 182 Stockholders of record.

We have not declared any cash dividends during our history and have no intention of declaring a cash dividend in the foreseeable future.

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SELLING SECURITY HOLDERS

Selling Stockholders Table

The shares of Common Stock being offered by the Selling Stockholders are those outstanding in the hands of the selling stockholders and those issuable to the selling stockholders upon conversion of Warrants to Purchase Common Stock. We are registering the shares of Common Stock underlying the Warrants to Purchase Common Stock shares in order to permit the selling stockholders to offer the shares for resale from time to time upon the conversion of the Warrants to Purchase Common Stock shares. Except with respect to the purchase and ownership of our securities, including the Common Stock, the Warrants to Purchase Common Stock shares, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth for each selling stockholder, the name, the number and percentage of shares of Common Stock beneficially owned as of July 29, 2022 the maximum number of shares of Common Stock that may be offered pursuant to this prospectus and the number and percentage of shares of Common Stock that would be beneficially owned after the sale of the maximum number of shares of Common Stock, and is based upon information provided to us by each selling stockholder for use in this prospectus. The information presented in the table is based on 77,860,563 shares of our Common Stock outstanding July 29, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of the table below, shares of Common Stock issuable pursuant to Warrants to Purchase Common Stock shares held by a selling stockholder that can be acquired within sixty (60) days of July 29, 2022, are deemed to be outstanding and to be beneficially owned by the selling stockholder holding the securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

Under the terms of the Warrants to Purchase Common Stock shares, the number of shares in the third column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

This prospectus covers an aggregate of up to 6,696,313 shares of our Common Stock that may be sold or otherwise disposed of by the holders of the Warrants to Purchase Common Stock shares after the conversion of the shares into Common Shares. Such shares were received in private placement transactions and as compensation for services in connection with such transaction and the related registered direct offering of shares of our Common Stock, as described herein.

When we refer to the selling stockholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock set forth in the following table. There is no requirement for the selling stockholders to sell their shares, and we do not know when, or if, or in what amount the selling stockholders may offer the shares of Common Stock for sale pursuant to this prospectus.

The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We are unable to confirm whether the selling stockholders will in fact sell any or all of their shares of Common Stock.

To our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationships with us or any of our affiliates. Each selling stockholder who is also an affiliate of a broker dealer, as noted below, has represented that: (1) the selling stockholder purchased in the ordinary course of business; and (2) at the time of purchase of the securities being registered for resale, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Number of Common Shares to be converted by the Selling Stockholders pursuant to the conversion rights of the Warrants to Purchase Common Stock, registered for resale herein, and would represent 0.78% percentage of our issued and outstanding shares of Common Stock as of July 29, 2022.

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Name of Selling Stockholder	Number of Common Shares to be converted by Selling Stockholder	Number of Warrants to Purchase Common Stock	Percentage
Buff Trust	–	97,400	0.12%
Garnet Trust	–	97,400	0.12%
Hugh J Marasa Jr	–	14,509	0.02%
Frank Mcgloin	–	6,412	0.01%
Timothy C Behr	–	1,376	0.00%
Michael J Ahern	–	4,706	0.01%
Peter Silverman	–	4,500	0.01%
Matthew D Eitner	–	125,000	0.16%
James Ahern	–	125,000	0.16%
Luke Kottke	–	50,000	0.06%
Hugh Regan	–	50,000	0.06%
Francis R Smith	–	20,000	0.03%
Ryan Turcotte	–	12,452	0.02%

We may require the selling security holders to suspend the sales of the shares of our Common Stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling security holders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Shares of Common Stock Being Offered” in the table below.

We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering, because each selling security holder may offer some or all of the Common Stock being registered on their individual behalf under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Selling Stockholders acquired or will acquire shares of our Common Stock is discussed below under “The Offering.”

The following table sets forth the name of the selling stockholder, the number of shares of our Common Stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholders’ account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 77,860,563 shares of our Common Stock outstanding as of July 29, 2022.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholders had any position, office or other material relationship with the Company with us or with any of our predecessors or affiliates. The number of shares of Common Stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

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	Beneficial Ownership			Beneficial Ownership
	Prior to this Offering			After this Offering (1)
Selling Stockholder	Number of Common Shares Beneficially Owned Before this Offering	%	Shares of Common Stock Being Offered	Number of Shares	%
Parmer, George A	–	–	900,000	–	–
Poor, Kevin J	–	–	642,750	–	–
Island Capital Nominees Ltd	–	–	492,750	–	–
Busbice, Ryan	–	–	450,000	–	–
Moore, Antoinette J	–	–	367,500	–	–
Warberg Wf Ix Lp	–	–	322,500	–	–
Warberg Wf X Lp	–	–	322,500	–	–
Ference, Michael	–	–	300,000	–	–
Carroll Jtwros, Michael B Carroll & Sheila J	–	–	217,500	–	–
Regan, James J	–	–	213,750	–	–
Horan, Andy	–	–	213,750	–	–
Smukler, Andrew	–	–	213,000	–	–
Gulf Shore Boulevard Llc	–	–	150,000	–	–
Pumba Investments Llc	–	–	150,000	–	–
Bellard, Michael C	–	–	129,000	–	–
Matthew D Eitner	–	–	125,000	–	–
James Ahern	–	–	125,000	–	–
Fine Line Homes Lp	–	–	111,450	–	–
Derry Management Company Inc	–	–	111,000	–	–
Walker, Joseph W Jr	–	–	111,000	–	–
Residential Warranty Company Llc ( Health Reserve)	–	–	110,850	–	–
Residential Warranty Company Llc (Kimball Hill)	–	–	110,400	–	–
Albini, Paul E	–	–	109,500	–	–
Cady Jtwros, Kathleen Farmer & Roger	–	–	107,145	–	–
Buff Trust	–	–	97,400	–	–
Garnet Trust	–	–	97,400	–	–
Todd, Norman K	–	–	91,713	–	–
Rutherford, Thomas J	–	–	62,250	–	–
Luke Kottke	–	–	50,000	–	–
Hugh Regan	–	–	50,000	–	–
Parmer Jtwros, George Parmer & Barbara	–	–	47,250	–	–
Lees, James W	–	–	30,000	–	–
Francis R Smith	–	–	20,000	–	–
Hugh J Marasa Jr	–	–	14,509	–	–
Ryan Turcotte	–	–	12,452	–	–
Frank Mcgloin	–	–	6,412	–	–
Michael J Ahern	–	–	4,706	–	–
Peter Silverman	–	–	4,500	–	–
Timothy C Behr	–	–	1,376	–	–

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PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any, or all, of their shares of our Common Stock on https://www.otcmarkets.com/stock/ODYY, or any other stock exchange, market or trading facility on which the shares of our Common Stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	Privately negotiated transactions;

•	Broker-dealers may agree with the Selling Stockholders to see a specified number of such shares at a stipulated price per share; or

•	A combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a mark-up or mark-down in compliance with FINRA IM-2440. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker- dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

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There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holders are underwriters within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our Common Stock by the Selling Security Holders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder.

We have agreed to pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $55,083 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws.

At any time, a particular offer of the shares of Common Stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of Common Stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information

Our Common Stock is quoted on the OTC Pink exchange under the trading symbol “ODYY.”

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par $0.001 per share.

Authorized and Issued Stock
	Number of shares at July 29, 2022
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $0.001 per share	500,000,000	77,860,563	35,608,607	(1)(2)(3)(4)

Preferred stock, par value $0.001 per share	100,000,000	–	–

(1)	Includes 7,558,607 Common Stock Warrants issued and outstanding, including 2,637,941 shares issued to the selling security holders
(2)	Includes 6,545,000 Common Stock shares issuable upon exercise of outstanding stock options
(3)	Includes 8,050,000 Common Stock shares issuable upon the settlement of stock unit awards
(4)	Includes 13,455,000 Common Stock shares reserved for issuance for future grants under our 2021 Omnibus Stock Plan

Common Stock

Dividends. Each share of our Common Stock is entitled to receive an equal dividend if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2021, as filed with the Securities and Exchange Commission on October 29, 2021, and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our Common Stock pro rata.

Voting Rights. Each share of our Common Stock entitles the owner to one vote. All matters are decided by majority vote other than as required by law and the election of directors. For example, under Nevada law, two-thirds of the voting power of our issued and outstanding stock is required to remove a director, and 60% of the voting power of disinterested Stockholders may be required in certain circumstances to approve certain interested transactions. A plurality of votes is sufficient to elect a director at a meeting; election by written consent to fill a vacancy, however, requires a majority vote. There is no cumulative voting.

Preemptive Rights. Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

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Conversion Rights. Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our Common Stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our Common Stock. See “Item 1A. Risk Factors - Risks Relating to Investors” in our Annual Report on Form 10-K for the year ended July 21, 2021, as filed with the SEC on October 29, 2021.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

We may be or in the future we may become subject to Nevada 's control share law. A corporation is subject to Nevada control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

In addition to the control share law, Nevada has a business combination law, which restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

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For purposes of Nevada law, an “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Brinen & Associates, LLC.

EXPERTS

The financial statements as of July 31, 2020 and July 31, 2021 and for the periods then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Turner, Stone, & Co., LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common offered by this prospectus, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file, or will file, periodic reports, proxy statements and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC, in each case, referred to below. We also maintain a website at http://www.odysseyhealthinc.com/ and make available free of charge through this website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. As a smaller reporting company, information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 filed with the SEC on October 29, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, filed with the SEC on December 10, 2021 ;

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022, filed with the SEC on March 15, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, filed with the SEC on June 14, 2022; and

•	our Current Reports on Form 8-K with the SEC on August 6, 2021, several on September 1, 2021, September 15, 2021, September 24, 2021, several on October 21, 2021, several on October 26, 2021, November 4, 2021, several on December 27, 2021, December 30, 2021, January 10, 2022, February 18, 2022, April 14, 2022, several on April 20, 2022, several on May 6, 2022, July 13, 2022 and July 29, 2022.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

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Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for copies to us at Attention: Secretary. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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6,696,313 Shares

Common Stock

PROSPECTUS

July 29, 2022

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INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

Amount Paid or to be Paid
SEC registration fee	$283.09
Legal fees and expenses	50,000.00
Accounting fees and expenses	4,800.00
Miscellaneous fees and expenses	–
Total	$55,083.09

Item 14. Indemnification of Directors and Officers.

Sections 78.751 and 78.7502 of the Nevada Revised Statutes (NRS) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the NRS also provides that directors and officers of Nevada corporations may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Section 78.751 of the NRS states that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made by: (a) the stockholders; (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons, and that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the NRS.

Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

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Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act:

1. On August 14, 2020, we entered into a Securities Purchase Agreement with Labrys Fund, LP (“Labrys”) pursuant to which Labrys purchased a Self-Amortization Promissory Note (the “Note”) in the principal amount of $350,000 for $315,000 in immediately available funds. We also issued Labrys 420,000 shares of common stock as a condition of the Securities Purchase Agreement. 350,000 such shares issued were returned to us as the Note was fully repaid and satisfied prior to August 14, 2021.

2. From July 16, 2019 to May 12, 2020, we entered into various promissory note agreements with accredited investors. The investment totaled $695,000 and each note carried an interest rate of 7%. Each note matured one year after the date of issuance. At maturity, the promissory notes converted into 1,174,228 shares of common stock.

3. In connection with the various promissory agreements the Company issued a number of warrants to accredited investors with effective dates ranging from July 17, 2019 to May 12, 2020. The warrants have an exercise price of $1.50 and total 69,500 shares of our common stock in the aggregate. The warrants expired one year from the issue date and there are no warrants outstanding.

4. The Company and Vivakor Inc. (“Vivakor”) are parties to certain convertible debt agreements dated January 4, 2017, which were subsequently amended on November 15, 2017 and February 1, 2018 (as so amended, the “Convertible Debt Agreements”). On June 4, 2020, pursuant to the Convertible Debt Agreements, Vivakor converted the debt and interest under the Convertible Debt Agreements into common stock of the Company. The amount converted was $809,578 and the conversion price was $1.00 per share resulting in a total of 809,578 shares of the Company’s common stock being issued. On December 23, 2021, 809,578 shares were returned to treasury.

5. On August 6, 2020, we engaged Alliance Global Partners (“A.G.P.”), as a placement agent to help us raise capital in connection with a private offering. A.G.P. introduced us to Lincoln Park and as part of the Lincoln Park Transaction described herein, we agreed to pay A.G.P. a fee of 8% of the amount of the funds received from Lincoln Park. In consideration for the service provided by A.G.P., we granted them warrants to purchase the number of shares of common stock equal to $275,000, payable in the form of 550,000 penny warrants at a $0.50 purchase price, exercisable at any time and from time to time, in whole or in part, during a four-year period with registration rights (including a one-time demand registration right and unlimited piggyback rights).

6. On December 11, 2020, we entered into a Securities Purchase Agreement (“2020 LGH Agreement”) with LGH Investments, LLC (“LGH”), pursuant to which we entered into a $165,000 face value convertible promissory note which bore interest at a one-time rate of 8.0% applied to the face value and was due September 11, 2021 (the “2020 Note”). In connection with the 2020 LGH Agreement, we issued LGH 200,000 shares of our common stock at $0.20 per share. On March 5, 2021, LGH notified us of their intent to convert their $165,000 convertible promissory note plus $13,200 of interest. We negotiated with them to convert $89,100 of the total into 594,000 shares of our common stock and paid the remaining $89,100 in cash.

7. In connection with the 2020 LGH Agreement, we issued a five-year share purchase warrant exercisable for 470,000 shares of our common stock at $0.35 per share.

8. In February 2021, we sold a total of 960,834 shares of our common stock to 11 accredited investors for total proceeds of $689,500. Warrants for 960,834 shares our common stock were issued to the investors with an average exercise price of $1.23. The warrants expire six months from the date of closing and have a fair value of $426,273. At July 29, 2022, there were no warrants outstanding. In connection with the various securities subscription agreements the Company issued a number of warrants to accredited investors with effective dates ranging from February 4, 2020 to May 12, 2020. The warrants have an exercise price of $1.50 and total 69,500 shares of our common stock in the aggregate. The warrants expired six months and one year from the issue date. At July 29, 2022, there were no warrants outstanding.

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9. In March 2021, we sold 525,000 Units at $1.00 per unit to 17 accredited investors for total proceeds of $525,000. Each Unit consisted of one share of our common stock and a right to purchase one share of our common stock $2.00. These rights expire one year from the date of closing and have a fair value of $250,950. At July 29, 2022, there were no warrants outstanding.

10. On April 5, 2021, we entered into a Securities Purchase Agreement (“2021 LGH Agreement”) with LGH pursuant to which we entered into a $1,050,000 face value convertible promissory note which bears interest at a one-time rate of 8.0% applied to the face value and is due February 5, 2022. In connection, we issued LGH 100,000 shares of our common stock at $0.20 per share.

11. The 2021 LGH Agreement included the issuance of a five-year share purchase warrant exercisable for 1,134,000 shares of our common stock at a price of $0.95 per share.

12. In June 2021, we sold 500,000 shares of our common stock at $0.59 per share along with a five-year share purchase warrant exercisable for 500,000 shares of our common stock at a price of $1.00 per share for total an aggregate purchase price of $295,000 to Tysadco Partners (“Tysadco”), an accredited investor, which also provided certain consulting services to us. The purchase price was paid with $250,000 cash and the satisfaction of $45,000 of amounts due to Tysadco for its consulting services.

13. On August 29, 2021, we entered into a Securities Purchase Agreement with Tysadco pursuant to which we entered into a $250,000 face value convertible promissory note which bears interest at a one-time rate of 8.0% applied to the face value and had an original maturity date of March 1, 2022. We received $250,000 net cash from the issuance of the promissory note and issued 200,000 shares of common stock with a fair value of $17,718 which is being expensed over the life of the note as a component of interest expense. The conversion rate of the note is $0.30 for a total of 900,000 shares of our common stock if converted in full, including interest.

14. On March 31, 2022, the Tysadco Securities Purchase Agreement was amended to extend the maturity date to March 1, 2023, and, as consideration, $25,000 was added to the principal. The conversion rate of the note is $0.30 for a total of 990,000 shares of our common stock if converted in full, including interest.

15. On October 18, 2021, we entered into a Securities Purchase Agreement with Tysadco pursuant to which we received $250,000 in cash from Tysadco and Tysadco received (i) 1,500,000 restricted shares of our common stock, and (ii) 833,333 warrants exercisable at $0.50 per common share expiring in five years.

16. On October 22, 2021, we entered into a Securities Purchase Agreement with Lincoln Park Capital Fund, LLC pursuant to which we received $250,000 in cash from LPC and LPC received (i) 1,500,000 restricted shares of our common stock, and (ii) 833,333 warrants exercisable at $0.50 per common share expiring in five years.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The purchasers of securities in the transactions described in this Item 15 received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. Appropriate legends were affixed to the securities issued in these transactions.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933:

(a) each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(c) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation of Odyssey Group International, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).*
3.2	Bylaws of Odyssey Group International, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).*
5.1	Opinion of Brinen & Associates, LLC.**
10.1	Form of Odyssey Group International, Inc. Subscription Agreement for Common Stock (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 2 of the Registration Statement on Form S-1/A filed on February 26, 2015).*
10.2	Distribution Agreement, effective as of August 1, 2014, by and between Odyssey Group International, Inc. and Well-med Global LLC (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).*
10.3	Contribution Agreement by and among Odyssey Group International, Inc., and each of Market Group International, Inc., EcoScientific, Inc., Adwin, Inc., and Regal Growth, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Amendment No. 2 of the Registration Statement on Form S-1/A filed on February 26, 2015).*
10.4	Employment Agreement, dated December 7, 2017, by and between Odyssey Group International, Inc. and Joseph Michael Redmond (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 22, 2017).*, ***
10.5	License Transfer Agreement, effective as of January 31, 2019, by and between Odyssey Group International, Inc. and Electromedica, LLC**
10.6	Master Agreement for a Joint Venture and Intellectual Property Purchase Agreement, dated June 26, 2019, by and among Odyssey Group International, Inc. and Prevacus, Inc.**
10.7	Intellectual Property Purchase Agreement, dated June 26, 2019, by and among Odyssey Group International, Inc., James De Luca and Murdock Capital Partners**
10.8	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 11, 2020).*
10.9	Form of Warrant to Purchase Common Stock of Odyssey Group International, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 11, 2020).*
10.10	Common Stock Purchase Warrant for the Purchase of 550,000 Shares of Common Stock of Odyssey Group International, Inc. issued to A.G.P./Alliance Group Partners, effective August 6, 2020**
10.11	Securities Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Labrys Fund, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 14, 2020).*
10.12	12% Self-Amortization Promissory Note issued to Labrys Fund, LP on August 14, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 14, 2020).*
10.13	Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 17, 2020).*
10.14	Registration Rights Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 17, 2020).*
10.15	Amendment No. 1 to Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 19, 2020).*
10.16	Form of Promissory Note dated December 2021 between Odyssey Group International Inc. and various officers and directors. Incorporated by reference to Form 8-K filed with the SEC on December 27, 2021.

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Exhibit Number	Exhibit Description
10.17	Amendment No. 1 to Convertible Promissory Note with LGH Investments, LLC dated February 15, 2022. Incorporated by reference to Form 8-K filed with the SEC on February 18, 2022.
10.18	Form of Subscription Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders. Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on June 14, 2022.
10.19	Form of Stock Purchase Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders. Incorporated by reference to Exhibit 10.2 to Form 10-Q filed on June 14, 2022.
10.20	Form of Warrant Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders. Incorporated by reference to Exhibit 10.3 to Form 10-Q filed on June 14, 2022.
10.21	Form of Registration Rights Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders. Incorporated by reference to Exhibit 10.4 to Form 10-Q filed on June 14, 2022.
10.22	Form of Amendment to Promissory Note dated April 20, 2022 between Odyssey Health, Inc. and various officers and directors. Incorporated by reference to Exhibit 10.5 to Form 10-Q filed on June 14, 2022.
10.23	Amendment to Convertible Promissory Note dated March 31, 2022 between Odyssey Health, Inc. and Tysadco Partners, LLC. Incorporated by reference to Exhibit 10.1 to Form 8-K filed April 14, 2022.
10.24	Amendment to Convertible Promissory Note dated February 1, 2022 between Odyssey Health, Inc. and LGH Investments, LLC. Incorporated by reference to Exhibit 10.1 to Form 8-K filed February 18, 2022.
10.25	Form of Amendment to Promissory Note dated June 4, 2022 between Odyssey Health, Inc. and various officers and directors. Incorporated by reference to Exhibit 10.8 to Form 10-Q filed on June 14, 2022.
10.26	Amendment to Convertible Promissory Note dated June 10, 2022 between Odyssey Health, Inc. and LGH Investments, LLC. Incorporated by reference to Exhibit 10.9 to Form 10-Q filed on June 14, 2022.
14.1	Odyssey Group International, Inc. Code of Ethics (incorporated by reference to Exhibit 14 to the Company’s Annual Report on Form 10-K filed on October 23, 2019).*
23.1	Consent of Turner, Stone and Company, LLP**
23.2	Consent of Brinen & Associates, LLC (included in Exhibit 5.1 herein).**
24.1	Power of Attorney (included on the signature page to this prospectus).
107	Calculation of Registration Fees

†	Previously furnished.
*	Previously filed.
**	Filed herewith.
***	Indicates a management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas State of Nevada on July 29, 2022.

Odyssey Health, Inc.

By:	/s/ Joseph Michael Redmond
Joseph Michael Redmond President, Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Michael Redmond and Christine M. Farrell, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ JOSEPH MICHAEL REDMOND	President, Chief Executive Officer and Director	July 29, 2022
Joseph Michael Redmond	(Principal Executive Officer)

/s/ CHRISTINE M. FARRELL	Chief Financial Officer	July 29, 2022
Christine M. Farrell	(Principal Financial and Accounting Officer)

/s/ JEROME H. CASEY	Director	July 29, 2022
Jerome H. Casey

/s/ JEFFREY X. CONROY	Director	July 29, 2022
Jeffrey X. Conroy

/s/ JOHN P. GANDOLFO	Director	July 29, 2022
John P. Gandolfo

/s/RICKY RICHARDSON	Director	July 29, 2022
Ricky Richardson

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